PROXY CARD

Generation Wave Aggressive Growth Fund
Generation Wave Alternative Growth Fund

Special Meetings of Shareholders

July 15, 2005

MUTUALS.com, a Delaware statutory trust (the “Trust”), will hold Special Meetings of Shareholders (the “Special Meetings”) for each of the Generation Wave Aggressive Growth Fund and Generation Wave Alternative Growth Fund, each a series of the Trust (the “Funds”), on Friday, July 15, 2005 at [TIME]. Central time at the offices of U.S Bancorp Fund Services, LLC, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. At the Special Meeting, you and the other shareholders of the Funds will be asked to consider and vote separately on matters on the reverse side

The undersigned hereby appoints each of Dan S. Ahrens and Chad E. Fickett, as proxy, each with the power to appoint his substitute, and hereby authorizes such proxy to represent and to vote, as designated below, all shares of Generation Wave Aggressive Growth Fund and the Generation Wave Alternative Growth Fund, (the “Funds”), respectively, held of record by the undersigned on May 1, 2005, and any adjournment thereof.

You are encouraged to specify your choices by marking the appropriate boxes BELOW. If you do not mark any boxes, your Proxy will be voted in accordance with the Board of Trustees’ recommendations. Please sign, date and return this card. The Board of Trustees recommends a vote FOR the proposals.

To vote by Telephone
•	Read the Proxy Statement and have the proxy card below at hand.
•	Call the number indicated on this card.
•	Enter the 12-digit control number set forth on the proxy card and follow the simple instructions.

To vote by Mail
•	Read the Proxy Statement.
•	Check the appropriate boxes on the proxy card.
•	Sign and date the proxy card.
•	Return the proxy card in the envelope provided.

Please mark your votes as in this example. &#-3843;
Proposal	For	Against	Abstain
1. Approval of the Plan of Reorganization of the Funds into the Generation Wave Growth Fund, an existing series of the Trust, which is discussed in more detail in the accompanying Proxy Statement/Prospectus.
	o	o	o
2. To transact such other business as may properly come before the Special Meetings, or any adjournment thereof.	o	o	o
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1. By signing and dating the lower portion of this Proxy Card, you authorize the proxies to vote the Proposal as marked, or if not marked to vote FOR the Proposal, and to take their discretion to vote any other matter as may properly come before the Special Meeting. If you do not intend to personally attend the Special Meeting, please complete and mail this Proxy Card at one in the enclosed envelope.

Signature	Date	Signature	Date

NOTE: Please sign your name exactly as your shareholder name or names appear on the account. This will authorize the voting of your shares as indicated. Where shares are registered with joint owners, all joint owners should sign. Persons signing as executors, administrators, trustees, etc. should so indicate.

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